Exhibit 99.1

Spartan Motors Reports Second Quarter 2017 Results

Raises 2017 Guidance On The Anticipated Strength of Higher 2nd Half Revenues And Operational Improvements

CHARLOTTE, Mich., August 2, 2017 - Spartan Motors, Inc. (NASDAQ: SPAR) (“Spartan” or the “Company”), a global leader in specialty chassis and vehicle design, manufacturing and assembly, today reported operating results for the second quarter ending June 30, 2017.

Second Quarter 2017 Results

For the second quarter of 2017 compared to the second quarter of 2016:

●	Sales of $169.7 million compared to $162.5 million.
●

Net income of $1.1 million, or $0.03 per share, compared to $4.4 million, or $0.13 per share, reflecting $1.2 million of acquisition and restructuring related expenses compared to $0.2 million a year ago.

●	Adjusted net income of $2.4 million, or $0.07 per share, compared to $6.3 million, or $0.19 per share
●	Adjusted EBITDA of $4.9 million, or 2.9% of sales, compared to $8.2 million, or 5.0% of sales
●	Backlog of $372.8 million at June 30, 2017 compared to $351.3 million at March 31, 2017
●	Paid down $10 million of acquisition debt to $22.8 million from $32.8 million

“We are pleased with the operating results achieved for the quarter, which on an adjusted basis, marks our sixth profitable quarter in a row, despite being up against difficult comparisons from the prior-year period,” said Daryl Adams, President and Chief Executive Officer of Spartan Motors, Inc. “As expected, our results for the quarter were impacted by volume and mix, a defense order that did not reoccur in 2017 and the timing of the previously announced Reach vehicle order. We anticipate revenues in the second half of 2017 to increase significantly and as a result of continued operational improvements in labor, manufacturing productivity and synergies from the Smeal acquisition, expect strong growth in profitability for the full year, allowing us to increase our 2017 midpoint adjusted EPS guidance by 28%.”

Fleet Vehicles and Services (FVS)

FVS segment sales decreased 27.5% to $53.5 million from $73.8 million. The revenue decline was primarily due to volume and mix during the quarter.

Adjusted EBITDA decreased $0.9 million to $6.2 million, or 11.5% of sales, from $7.1 million, or 9.6% of sales, a year ago. Despite this decrease, adjusted EBITDA margin increased 190 basis points reflecting improved labor and manufacturing productivity, which more than offset the decrease in adjusted EBITDA resulting from volume and mix.

The Segment backlog at June 30, 2017 totaled $131.3 million, up 15.2%, compared to $114.0 million at March 31, 2017.

Specialty Chassis & Vehicles (SCV)

SCV segment sales decreased 5.3% to $35.8 million from $37.8 million. Revenues in the second quarter of 2016 included a $4.4 million defense order that did not reoccur in 2017.

Spartan Motors, Inc.

Adjusted EBITDA decreased $0.6 million to $2.8 million, or 7.7% of sales, from $3.4 million, or 9.0% of sales, a year ago, primarily due to the defense order that did not reoccur in 2017.

The Segment backlog at June 30, 2017 totaled $26.7 million, up 17.1%, compared to $22.8 million at March 31, 2017 and up 118.9% year-over-year.

Emergency Response (ER)

ER segment sales increased $28.4 million to $80.8 million, or 54.2%, from $52.4 million. Revenues from the Smeal acquisition contributed to the increase, which were offset by fewer shipments of complete fire apparatus and custom cab and chassis compared to a year ago, as the Company continues to focus on profitable sales.

Adjusted EBITDA loss was $0.7 million compared to a loss of $0.3 million a year ago. The decline was primarily the result of increased health care costs of approximately $1.0 million, or $0.03 per share, offset by improvements in quality, increased labor efficiencies and manufacturing productivity. Adjusted EBITDA loss in the 2016 second quarter included an adjustment of $1.7 million relating to a legacy product recall.

The Segment backlog at June 30, 2017 totaled $214.8 million, up 0.1%, compared to $214.5 million at March 31, 2017.

Acquisition Update

Smeal Fire Apparatus Co. (“Smeal”), which was acquired effective January 1, 2017, is expected to generate approximately $105 million in sales during 2017. The consolidated Company results for the 2017 second quarter include approximately $0.9 million, or $0.03 per share, of acquisition and restructuring related adjustments and expenses.

“We are pleased with the progress we have made to date with our integration efforts, which continue to run ahead of schedule,” said Adams. “The first half of 2017 was focused on integrating and identifying synergistic opportunities. Because of these efforts, the entire Emergency Response business unit will deliver strong year-over-year growth in profitability in the second half of 2017 and it remains on track to return to profitability on an adjusted basis for full year 2017.”

Raising 2017 Guidance

“Looking ahead to the remainder of the year, we expect to see stronger year-over-year revenue growth, primarily driven by last-mile delivery vehicle orders, including Reach and walk-in vans, motorhomes and production ramp-up from the new Isuzu F-Series,” said Rick Sohm, Chief Financial Officer of Spartan Motors. “This revenue growth, together with strong first-half and year-over-year operational improvements, as well as continued synergies from the Smeal acquisition, give us comfort in significantly raising our 2017 financial guidance.”

Outlook for the full year 2017 is now expected to be as follows:

●	Revenue of $680.0 - $720.0 million, up from previous guidance of $650.0 - $700.0 million
●	Adjusted EBITDA of $28.3 - $31.3 million, up from previous guidance of $26.5 - $29.0 million
●	Restructuring, acquisition costs and inter-company chassis impact of approximately $3.7 million, up from previous guidance of $3.2 million
●	Income tax expense of $0.7 - $2.2 million, down from previous guidance of $1.5 - $2.3 million
●	Interest expense of $0.6 million, down from previous guidance of $0.8 million
●	Adjusted earnings per share of $0.48 - $0.52, up 28% from previous guidance of $0.36 - $0.41, based on 35.0 million shares outstanding, unchanged from previous guidance

“With our continued market share gains and growing backlog, together with our earnings momentum evidenced by the increased guidance, we are confident about our projected 2017 second half performance,” concluded Adams.

Conference Call, Webcast, Investor Presentation and Investor Information

Spartan Motors will host a conference call for analysts and portfolio managers at 10 a.m. EDT today to discuss these results and current business trends. The conference call and webcast will be available via:

Webcast: www.spartanmotors.com (Click on “Investor Relations” then “Webcasts”)

Conference Call: 1-844-868-8845 (domestic) or 412-317-6591 (international); passcode: 10110533

For more information about Spartan, please visit www.spartanmotors.com.

About Spartan Motors

Spartan Motors, Inc. is a leading designer, engineer, manufacturer and marketer of a broad range of specialty vehicles, specialty chassis, vehicle bodies and parts for the fleet and delivery, recreational vehicle (RV), emergency response, defense forces and contract assembly (light/medium duty truck) markets. The Company's brand names — Spartan Motors, Spartan Specialty Vehicles, Spartan Emergency Response, Spartan Parts and Accessories, Smeal and its family of brands, including Ladder Tower™ and UST®; and Utilimaster®, a Spartan Motors Company — are known for quality, durability, performance, customer service and first-to-market innovation. The Company employs approximately 2,200 associates, and operates facilities in Michigan, Indiana, Pennsylvania, Missouri, Wisconsin, Nebraska, South Dakota; Saltillo, Mexico; and Lima, Peru. Spartan reported sales of $591 million in 2016. Visit Spartan Motors at www.spartanmotors.com.

This release contains several forward-looking statements that are not historical facts, including statements concerning our business, strategic position, financial projections, financial strength, future plans, objectives, and the performance of our products and operations. These statements can be identified by words such as "believe," "expect," "intend," "potential," "future," "may," "will," "should," and similar expressions regarding future expectations. These forward-looking statements involve various known and unknown risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, and likelihood. Therefore, actual performance and results may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could contribute to these differences include operational and other complications that may arise affecting the implementation of our plans and business objectives; continued pressures caused by economic conditions and the pace and extent of the economic recovery; challenges that may arise in connection with the integration of new businesses or assets we acquire or the disposition of assets; restructuring of our operations, and/or our expansion into new geographic markets; issues unique to government contracting, such as competitive bidding processes, qualification requirements, and delays or changes in funding; disruptions within our dealer network; changes in our relationships with major customers, suppliers, or other business partners, including Isuzu; changes in the demand or supply of products within our markets or raw materials needed to manufacture those products; and changes in laws and regulations affecting our business. Other factors that could affect outcomes are set forth in our Annual Report on Form 10-K and other filings we make with the Securities and Exchange Commission (SEC), which are available at www.sec.gov or our website. All forward-looking statements in this release are qualified by this paragraph. Investors should not place undue reliance on forward-looking statements as a prediction of actual results. We undertake no obligation to publicly update or revise any forward-looking statements in this release, whether as a result of new information, future events, or otherwise.

CONTACT:

Rick Sohm Chief Financial Officer Spartan Motors, Inc. (517) 543-6400	Juris Pagrabs Group Treasurer & IR Spartan Motors, Inc. (517) 997-3862

Spartan Motors, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except per share data)

	June 30, 2017	December 31,
	(Unaudited)	2016
ASSETS
Current assets:
Cash and cash equivalents	$21,240	$32,041
Accounts receivable, less allowance of $176 and $487	81,951	65,441
Inventories	88,444	58,896
Income taxes receivable	669	1,287
Other current assets	5,283	4,526
Total current assets	197,587	162,191

Property, plant and equipment, net	57,078	53,116
Goodwill	25,823	15,961
Intangible assets, net	9,856	6,385
Other assets	2,788	2,331
Net deferred tax assets	3,212	3,310
TOTAL ASSETS	$296,344	$243,294

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$41,991	$31,336
Accrued warranty	19,084	19,334
Accrued compensation and related taxes	9,862	13,188
Deposits from customers	33,661	16,142
Other current liabilities and accrued expenses	11,654	7,659
Current portion of long-term debt	58	65
Total current liabilities	116,310	87,724

Other non-current liabilities	4,877	2,544
Long-term debt, less current portion	22,849	74
Total liabilities	144,036	90,342
Commitments and contingencies
Shareholders' equity:
Preferred stock, no par value: 2,000 shares authorized (none issued)	-	-
Common stock, $0.01 par value; 80,000 shares authorized; 35,097 and 34,383 outstanding	351	344
Additional paid in capital	77,916	76,837
Retained earnings	74,699	76,428
Total Spartan Motors, Inc. shareholders’ equity	152,966	153,609
Non-controlling interest	(658)	(657)
Total shareholders’ equity	152,308	152,952
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$296,344	$243,294

Spartan Motors, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Sales	$169,739	$162,537	$336,814	$296,263
Cost of products sold	150,232	141,730	300,763	259,635
Restructuring charges	6	-	156	-
Gross profit	19,501	20,807	35,895	36,628

Operating expenses:
Research and development	1,524	1,807	3,666	3,031
Selling, general and administrative	16,503	14,397	31,104	27,962
Restructuring charges	319	227	812	567
Total operating expenses	18,346	16,431	35,582	31,560

Operating income	1,155	4,376	313	5,068

Other income (expense):
Interest expense	(129)	(88)	(393)	(202)
Interest and other income	190	95	280	154
Total other income (expense)	61	7	(113)	(48)
Income before taxes	1,216	4,383	200	5,020

Taxes	92	9	175	102

Net Income	1,124	4,374	25	4,918

Less: net loss attributable to non-controlling interest	-	(5)	(1)	(5)

Net income attributable to Spartan Motors Inc.	$1,124	$4,379	$26	$4,923

Basic net earnings per share	$0.03	$0.13	$0.00	$0.14

Diluted net earnings per share	$0.03	$0.13	$0.00	$0.14

Basic weighted average common shares outstanding	35,127	34,512	34,768	34,396

Diluted weighted average common shares outstanding	35,127	34,512	34,768	34,396

Spartan Motors, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
(Unaudited)

Three Months Ended June 30, 2017 (in thousands of dollars)

	Business Segments
	Emergency Response	Fleet Vehicles and Services	Specialty Chassis and Vehicles	Eliminations and Other	Consolidated
Emergency response vehicle sales	$78,757	$-	$-	$-	$78,757
Fleet vehicle sales	-	44,186	427	(427)	44,186
Motorhome chassis sales	-	-	28,162	-	28,162
Other specialty chassis and vehicles	-	-	4,193	-	4,193
Aftermarket parts and accessories	2,091	9,344	3,006	-	14,441
Total Sales	$80,848	$53,530	$35,788	$(427)	$169,739

Adjusted EBITDA	$(652)	$6,174	$2,765	$(3,339)	$4,948

Spartan Motors, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
(Unaudited)

Three Months Ended June 30, 2016 (in thousands of dollars)

	Business Segments
	Emergency Response	Fleet Vehicles and Services	Specialty Chassis and Vehicles	Eliminations and Other	Consolidated
Emergency response vehicle sales	$50,511	$-	$-	$-	$50,511
Fleet vehicle sales	-	57,048	1,436	(1,436)	57,048
Motorhome chassis sales	-	-	24,479	-	24,479
Other specialty chassis and vehicles	-	-	8,226	-	8,226
Aftermarket parts and accessories	1,867	16,768	3,638	-	22,273
Total Sales	$52,378	$73,816	$37,779	$(1,436)	$162,537

Adjusted EBITDA	$(253)	$7,122	$3,383	$(2,061)	$8,191

Spartan Motors, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
(Unaudited)

Period End Backlog (amounts in thousands of dollars)
	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016
Emergency Response Vehicles*	$214,794	$214,463	$139,870	$149,752	$152,177

Fleet Vehicles and Services*	131,280	113,960	89,549	102,218	139,655

Motorhome Chassis *	25,823	21,772	18,749	19,114	11,197
Aftermarket Parts and Accessories	892	1,075	1,288	1,012	1,005
Total Specialty Chassis & Vehicles	26,715	22,847	20,037	20,126	12,202

Total Backlog	$372,789	$351,270	$249,546	$272,096	$304,034

* Anticipated time to fill backlog orders at June 30, 2017; 13 months or less for emergency response vehicles; 3 months or less for motorhome chassis;

9 months or less for fleet vehicles and services; and 1 month or less for other products.

Reconciliation of Non-GAAP Financial Measures

This release contains Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), adjusted net income, adjusted earnings per share, forecasted Adjusted EBITDA, and forecasted adjusted earnings per share, which are all Non-GAAP financial measures. Our management uses Adjusted EBITDA to evaluate the performance of and allocate resources to our segments. These non-GAAP measures are calculated by excluding items that we believe to be infrequent or not indicative of our operating performance. For the periods covered by this release such items consist of expenses associated with restructuring actions taken to improve the efficiency and profitability of certain of our manufacturing operations, expenses related to a recent business acquisition, the impact of the step-up in inventory value associated with the recent business acquisition, and the impact of the business acquisition on the timing of chassis revenue recognition. We present these adjusted Non-GAAP measures because we consider them to be important supplemental measures of our performance and believe them to be useful to improve the comparability of our results from period to period and with our competitors, as well as to show ongoing results from operations distinct from items that are infrequent or not indicative of our operating performance.

The adjusted Non-GAAP measures are not measurements of our financial performance under GAAP and should not be considered as an alternative to net income or earnings per share under GAAP. These adjusted Non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating the adjusted Non-GAAP measures, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation, despite our assessment that such expenses are infrequent or not indicative of our operating performance. Our presentation of the adjusted Non-GAAP measures should not be construed as an inference that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results and using adjusted Non-GAAP measures only as a supplement.

The following tables reconcile net income to Adjusted EBITDA, net income to adjusted net income, earnings per share to adjusted earnings per share, forecasted net income to Adjusted EBITDA and forecasted earnings per share to adjusted earnings per share for the periods indicated.

Financial Summary (Non-GAAP)
Consolidated
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,
Spartan Motors, Inc.	2017	% of sales	2016	% of sales
Net income	$1,124	0.7%	$4,374	2.7%
Add (subtract):
Restructuring charges	325		227
Impact of acquisition on timing of chassis revenue recognition	853		-
Recall expense	-		1,715
Acquisition related expenses	60		-
Adjusted net income	$2,362	1.4%	$6,316	3.9%

Net income	$1,124	0.7%	$4,374	2.7%
Add (subtract):
Depreciation and amortization	2,365		1,778
Taxes on income	92		9
Interest expense	129		88
EBITDA	$3,710	2.2%	$6,249	3.8%

Add (subtract):
Restructuring charges	325		227
Impact of acquisition on timing of chassis revenue recognition	853		-
Recall expense	-		1,715
Acquisition related expenses	60		-
Adjusted EBITDA	$4,948	2.9%	$8,191	5.0%

Diluted net earnings (loss) per share	$0.03		$0.13
Add (subtract):
Restructuring charges	0.01		0.01
Impact of acquisition on timing of chassis revenue recognition	0.03		-
Recall expense	-		0.05
Acquisition related expenses	-		-
Deferred tax asset valuation allowance	-		-
Tax effect of adjustments	-		-
Adjusted Diluted net earnings per share	$0.07		$0.19

Emergency Response Vehicles Segment (Non-GAAP)
(In thousands, unaudited)

	Three Months Ended June 30,
	2017	% of sales	2016	% of sales
Net income (loss) attributable to Emergency Response	$(2,100)	-2.6%	$(2,475)	-4.7%
Add (subtract):
Depreciation and amortization	584		210
Taxes on income	-		70
Earnings before interest, taxes, depreciation and amortization	$(1,516)	-1.9%	$(2,195)	-4.2%

Earnings before interest, taxes, depreciation and amortization	$(1,516)	-1.9%	$(2,195)	-4.2%
Restructuring charges	10		227
Impact of acquisition on timing of chassis revenue recognition	854		-
Recall expense	-		1,715
Adjusted earnings before interest, taxes, depreciation and amortization	$(652)	-0.8%	$(253)	-0.5%

Fleet Vehicles and Services Segment (Non-GAAP)
(In thousands, unaudited)

	Three Months Ended June 30,
	2017	% of sales	2016	% of sales
Net income (loss) attributable to Fleet Vehicles and Services	$4,968	9.3%	$6,260	8.5%
Add (subtract):
Depreciation and amortization	887		842
Taxes on income	-		-
Interest expense	12		21
Earnings before interest, taxes, depreciation and amortization	$5,867	11.0%	$7,122	9.6%

Earnings before interest, taxes, depreciation and amortization	$5,867	11.0%	$7,122	9.6%
Restructuring charges	307		-
Adjusted earnings before interest, taxes, depreciation and amortization	$6,174	11.5%	$7,122	9.6%

Specialty Chassis and Vehicles Segment (Non-GAAP)
(In thousands, unaudited)

	Three Months Ended June 30,
	2017	% of sales	2016	% of sales
Net income (loss) attributable to Specialty Chassis and Vehicles	$2,502	7.0%	$3,260	8.6%
Add (subtract):
Depreciation and amortization	263		123
Earnings before interest, taxes, depreciation and amortization	$2,765	7.7%	$3,383	9.0%

Earnings before interest, taxes, depreciation and amortization	$2,765	7.7%	$3,383	9.0%
Restructuring charges	-		-
Adjusted earnings before interest, taxes, depreciation and amortization	$2,765	7.7%	$3,383	9.0%

FINANCIAL SUMMARY (Non-GAAP)
CONSOLIDATED
(In thousands, except per share data)
(Unaudited)

	Forecast Year Ending December 31, 2017
	Low	Mid	High
Net income	$13,000	$13,750	$14,500
Add:
Depreciation and amortization	10,278	10,278	10,278
Interest expense	600	600	600
Taxes	700	1,450	2,200
EBITDA	$24,578	$26,078	$27,578
Add (subtract):
Restructuring charges	965	965	965
Chassis shipment delay (plus acquisition related)	2,725	2,725	2,725
Adjusted EBITDA	$28,268	$29,768	$31,268

Earnings per share	$0.37	$0.39	$0.41
Add:
Acquisition related expenses	0.03	0.03	0.03
Chassis shipment delay	0.08	0.08	0.08
Adjusted earnings per share	$0.48	$0.50	$0.52

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